Charys Holding Company, Inc.
1117 Perimeter Center West, Suite N415
Atlanta, Georgia 30338
Telephone (678) 443-2300
Fax (678) 443-2320

October 31, 2006

Troy Crochet, Chairman
Crochet & Borel Services, Inc.
346 Twin City Highway
Port Neches, Texas 77651

Dear Troy:

On June 5, 2006 Charys Holding Company, Inc. (“CHC”), Crochet & Borel Services, Inc., a Texas corporation (“C&B”) and you closed an agreement whereby you sold to CHC all of the outstanding shares of C&B. In consideration of the sale of all of the C&B shares, CHC agreed to pay you an aggregate consideration in an amount equal to $200,100,000.00 (the “Base Purchase Price”) in cash and shares of common stock subject to an adjustment as provided in the definitive agreement.

On August 17, 2006, CHC entered into a letter agreement with you in which you extended the due date on the Seller Note for $19,000,000.00 as we requested to facilitate our sale of approximately $20,000,000.00 of subordinated debentures to Gottbetter Capital Finance, LLC and various other buyers.

In consideration of the mutual promise and agreements made below, CHC, C&B, and the undersigned, Troy D. Crochet, hereby agree as follows:

1.     All of the proceeds of the sale of CHC senior convertible notes due 2011 pursuant to the October 10, 2006 engagement letter with McMahan Securities will first be used to pay Troy D. Crochet all principal and accrued interest due on the $19,000,000.00 Seller Note delivered to him by CHC in connection with sale described in first paragraph above. Interest has been accruing on the note at the rate of 4.74% per annum since June 5, 2006. After the $19,000,000.00 note is paid in full, said proceeds will then be applied to pay Crochet the Final Determination Date Cash Consideration of $57,562,848.00 as computed in accordance with the definitive agreement described in the first paragraph above (the “Definitive Agreement”).

2.     CHC, C&B and Crochet hereby agree that Schedule 2.04 attached hereto entitled “Final Statement of Net Worth Adjustment” is computed in accordance with Section 2.04 of the Definitive Agreement and is true and correct, and the Final Determination Date Cash Consideration of $57,562,848.00 is hereby agreed to be the correct amount.

3.     CHC agrees that it will pay to Crochet an amount equal to all non-filing penalties and late payment penalties incurred by Crochet and his wife in connection with their 2005 federal income tax return as prepared and filed by their accountant, Jeffrey R. Davis, together with all interest accrued on any unpaid taxes. It is understood that the penalties and interest on such taxes will commence April 15, 2006, and continue through the date of final settlement with Internal Revenue Service.

4.     It is agreed that the final statement of Net Worth Adjustment has been performed in accordance with the Definitive Agreement and the Final Determination Date Cash Consideration is $57,562,848.00.

If the foregoing sets forth our agreement, please execute the enclosed counterpart of this letter in the space provided below and return it to us for our file. Each fully signed counterpart shall be considered an original.

Sincerely,

Charys Holding Company, Inc.

By:
Billy V. Ray, Jr., CEO

Date:

READ AND AGREED:

Crochet & Borel Services, Inc.

By:
Troy Crochet, CEO

Date:

By:
Troy Crochet, Individually

Date:

2

Schedule 2.04
Final Statement of Net Worth Adjustment

Final cash consideration before adjustment			$80,000,000

Post April 25, 2006 dividends paid		1,355,429

Base equity consideration	75,000,000

Audited stockholders equity at December 31, 2005 - see Schedule 4.07	(36,418,277)
		38,581,723
Sub-total			(39,937,152)

Addback Allowance for doubtful accounts			17,500,000
Per audited 2005 financial statements

Final determination date cash consideration			$57,562,848